Exhibit 99.1

Byline Bank Announces Continuation of Strategic Branch Consolidations

Chicago, IL, September 18, 2020 – Byline Bancorp, Inc. (NYSE: BY) (the “Company” or “Byline”), the parent company of Byline Bank, today announced plans to optimize its branch network as part of efforts to accommodate changing customer behaviors while also recognizing operating efficiencies.  Byline Bank plans to consolidate 11 of its 57 full-service offices, or approximately 20% of its branch network.    Byline Bank will continue to service all its current markets and the consolidations target branches that overlap with other locations. Most of the impacted branches are located within two miles of another Byline Bank branch that will continue to operate within the respective market.

The 11 branch closures are scheduled to commence on December 31, 2020 and will result in a one-time charge of approximately $5.9 million. The Company anticipates annualized cost savings of approximately $4.3 million beginning in 2021, a portion of which will be utilized to increase Byline Bank’s investment in its digital banking platform and the continued renovation and upgrading of other retail branches.

Alberto J. Paracchini, President and Chief Executive Officer of Byline, commented, “The changes we are making to our retail branch network reflect the accelerating adoption of digital banking channels by our customers that has occurred during the COVID-19 pandemic.  We are continuing to invest in technology that will further enhance our digital banking platform and enable us to respond to changing customer preferences, including adding electronic document signing, online consumer and small business account openings, and digital small business lending capabilities.

“Following the closure of the branches that will start on December 31, 2020, our retail branch network will be focused on those sub-markets that present the most significant growth opportunities and where a physical presence is most valuable to our new business development efforts.  Given the proximity of other branches, our customers will still have convenient options when they have in-person banking needs.  We believe the continued streamlining of our branch network and the increasing leverage we expect from our digital platform will result in improved efficiencies that will positively impact our level of productivity while continuing to provide our customers with the service they deserve,” said Mr. Paracchini.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $6.4 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’,

“target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements involve estimates and known and unknown risks, and reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication.

The COVID-19 pandemic is adversely affecting us, our employees, customers, counterparties and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in U.S. or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.

No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication.

Certain risks and important factors that could affect Byline’s future results are identified in its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, including among other things under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.  Any forward-looking statement speaks only as of the date on which it is made, and Byline undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise unless required under the federal securities laws.

###

Contacts:

Media	Investors
Erin O’Neill Director of Marketing, Byline Bank eoneill@bylinebank.com 773.475.2901	Tony Rossi Financial Profiles, Inc. BYIR@bylinebank.com 310.622.8221

2